Exhibit 8.2

August 30, 2017

Norbord Inc.

1 Toronto Street, Suite 600

Toronto, Ontario,

Canada, M5C 2W4

Dear Sirs/Mesdames:

Re:	Norbord Inc. – Dividend Reinvestment Plan

We have acted as Canadian federal income tax counsel to Norbord Inc., a corporation formed under the laws of Canada (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 2,909,256 Common Shares issuable pursuant to the Corporation’s Dividend Reinvestment Plan.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of Canadian federal income tax law, the statements set forth under the caption “Certain Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Torys LLP